APPENDIX A

WELLS FARGO ASSET MANAGEMENT (INTERNATIONAL), LLC

(formerly, First International Advisors, LLC)

SUB-ADVISORY AGREEMENT

WELLS FARGO FUNDS TRUST

Alternative Risk Premia Fund1

Emerging Markets Bond Fund

International Bond Fund

International Government Bond Fund

Strategic Income Fund

Appendix A amended:  November 9, 2018

1On November 9, 2018 the Board of Trustees of Wells Fargo Funds Trust approved the establishment of the Alternative Risk Premia Fund, effective on or about December 3, 2018.

APPENDIX B

WELLS FARGO ASSET MANAGEMENT (INTERNATIONAL), LLC

(formerly, First International Advisors, LLC)

SUB-ADVISORY AGREEMENT

FEE AGREEMENT

WELLS FARGO FUNDS TRUST

This fee agreement is effective as of the 9th day of July, 2010, and is amended as of the 9th day of November, 2018, by and between Wells Fargo Funds Trust (the “Trust”), Wells Fargo Funds Management, LLC (the “Adviser”) and Wells Fargo Asset Management (International), LLC (the “Sub-Adviser”).

            WHEREAS, the parties have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides management and other services to the series of the Trust listed in Appendix A to the Sub-Advisory Agreement (the “Fund”); and

            WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as indicated on this Appendix B;

            NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated and paid on a monthly basis by applying the annual rates indicated below to the average daily net assets of the Fund throughout the month:

Fund Name	Sub-Advisory Fee
Alternative Risk Premia Fund (asset allocation management fee1)	First 100M Next 200M Next 200M Over 500M	0.10 0.10 0.10 0.10
Alternative Risk Premia Fund (portfolio sleeve management fee2)	First 100M Next 200M Next 200M Over 500M	0.15 0.125 0.10 0.075
Emerging Markets Bond Fund	0.00
International Bond Fund	First 100M Next 200M Over 300M	0.35 0.30 0.20
International Government Bond Fund	0.00
Strategic Income Fund[3]	First 100M Next 200M Over 300M	0.35 0.30 0.20

            If the Sub-Adviser shall provide management and other services for less than the whole of a month, the foregoing compensation shall be prorated based on the number of days in the month that such Sub-Adviser provided management and other services to the Fund.

1For asset allocation services, Wells Fargo Asset Management (International), LLC would receive this fee on the entirety of the Fund’s portfolio.

2For portfolio management services, Wells Fargo Asset Management (International), LLC would receive this fee on assets in the sleeve that will be co-managed with Wells Capital Management Incorporated. Wells Fargo Asset Management (International), LLC’s services will not be duplicative of those to be provided by Wells Capital Management Incorporated.

3These fees will be paid based on assets under management attributable to the portion of the Fund’s portfolio managed by the Sub-Adviser.

The foregoing fee schedule is agreed to as of this 9th day of November, 2018, and shall remain in effect until agreed and changed in writing by the parties.

WELLS FARGO FUNDS TRUST

on behalf of the Fund

By:

            Andrew Owen

            President

WELLS FARGO FUNDS MANAGEMENT, LLC

By:

            Paul Haast

            Senior Vice President

WELLS FARGO ASSET MANAGEMENT (INTERNATIONAL), LLC

By:

            Peter Wilson

            Managing Director